EXHIBIT 99.1

Media Relations Contact:

Ellen Wolfe
(858) 720-5591
 ellen.wolfe@peregrine.com

MeeLin Nakata
Peregrine Systems, Inc.
(858) 720-5609
 meelin.nakata@peregrine.com

Peregrine Systems® Streamlines Operations, Realigns North American Workforce
 Company Consolidates Offices, Takes Steps to Reduce Expenses

        SAN DIEGO, June 18, 2002—Taking aggressive steps to support its long-term financial viability and solidify its leadership in Infrastructure Management, Peregrine Systems, Inc. (NASDAQ: PRGN) announced plans to streamline operations and reduce operating costs and expenses, including office consolidations and a reduction of its North American workforce.

        Peregrine intends to reduce its workforce by 48 percent in the next few weeks, reducing the number of employees from approximately 2,900 to 1,500 remaining after the previously announced divestiture of its Supply Chain Enablement business. The initial workforce reduction today affected employees in North America and will include consolidation of numerous office locations, but it will have minimal impact on the Remedy business, which Peregrine earlier this month announced will operate as an independent unit.

        "We've had to take difficult, but necessary, steps to reposition our company in line with current market conditions, and this workforce reduction will help Peregrine sustain long-term viability," said Gary Greenfield, Peregrine CEO. "These actions will have minimal impact on our customers and the level of services and support we offer. Every conceivable effort will be made to sustain the same level of customer satisfaction that has earned Peregrine the highest approval ratings we have received in the two and a half years that we have been conducting customer surveys."

        "The Peregrine business will be a lean, efficient and productive organization with a singular focus on Infrastructure Management to the benefit of all of our stakeholders," he added. "We are more committed than ever to providing exceptional products, services and support."

        Peregrine is also reviewing consolidation of its operations outside of North America.

        About Peregrine

        Founded in 1981 and headquartered in San Diego, Peregrine is the leading provider of Infrastructure Management software. Its solutions reduce costs, improve profitability and release capital, generating a lasting and measurable impact on the productivity of assets and people. Peregrine's software manages the entire lifecycle of an organization's assets, from IT equipment to telecom and facility assets. In addition, its Employee Self Service solutions empower employees with anytime, anywhere access to enterprise resources, services and knowledge—resulting in improved productivity and asset utilization. For more information, visit Peregrine's web site at www.peregrine.com.

        Peregrine Systems and Remedy are registered trademarks of Peregrine Systems, Inc. All other marks are the property of their respective owners.

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        Forward-Looking Statements This press release contains forward-looking statements about Peregrine Systems' financial results and its financial condition. These forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially. In particular, Peregrine may not achieve the cost savings it currently anticipates from the reductions in force announced in this press release. In addition, the reductions in force will result in Peregrine incurring substantial costs in the current quarter, which will have an adverse effect on its operating results for the quarter and an adverse effect on Peregrine's financial condition.

        In May 2002, Peregrine announced that it was conducting an internal investigation of its accounting practices under the auspices of the audit committee of the board of directors. It also announced that it intended to restate its financial results for the fiscal years ended March 31, 2000, 2001, and 2002. Since those announcements, Peregrine has been served with numerous lawsuits. Defending against these lawsuits will require substantial management attention and expense, and the company cannot predict what liability Peregrine may be determined to have. In addition, the reductions in force announced today could result in additional employment-related lawsuits. The company recently completed a debt financing transaction and expects that it will need to engage in financing transactions in the future. Financing may not be available as and when needed or on commercially favorable terms. Peregrine is currently pursuing a number of expense management initiatives in addition to the reduction in force, but implementation of these initiatives may not sufficiently reduce expenses. The sale of the SCE business discussed above is subject to various closing conditions and may not be completed.

        In addition, Peregrine's accounting review is continuing, and Peregrine may determine that further accounting adjustments should be made for the transactions and matters currently being evaluated. Peregrine may identify additional transactions or matters that require accounting adjustments. Additional factors that could cause results to differ include discussions with, or actions required by, the Securities and Exchange Commission (SEC). Any of these factors could have an adverse effect on Peregrine's business, financial results, or financial condition, could impair its ability to complete the sale of the SCE business, and could affect its ability to remain in compliance with the terms of the loan agreement discussed above.

        The time required to complete the audit committee's investigation and for Peregrine to complete its audit will depend on the scope and magnitude of the accounting inaccuracies that are discovered, and it is not known at this time whether the company will be able to comply with the ordinary filing deadline for its annual report on Form 10-K. Uncertainty concerning the company's business and financial results could impair its relationships with customers, which could adversely affect its revenues in future periods. These uncertainties could also impair the company's ability to obtain additional financing. More information on risks and uncertainties related to the company and its business may be found in the company's quarterly and annual reports filed with the SEC.